Exhibit 8.1

Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

                , 2004

Amkor Technology, Inc.
1345 Enterprise Drive
West Chester, PA 19380

Ladies and Gentlemen:

     We have acted as counsel to Amkor Technology, Inc., a Delaware corporation (“the Company”), in connection with its offer to exchange up to $250 million in aggregate principal amount of its registered 7 1/8% Senior Notes due 2011 (the “Original Notes”) for the same principal amount of its outstanding unregistered 7 1/8% Senior Notes due 2011 (the “Exchange Notes,” and together with the Original Notes, the “Notes”). The offer to exchange the Original Notes for the Exchanges Notes (the “Exchange Offer”) and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, which includes the Prospectus relating to the Exchange Offer (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with the terms of the Notes, the Indenture and the Exchange Offer, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Exchange Offer will be consummated in the manner contemplated by the Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions relating to the Exchange Offer, including those contained in the Notes, the letter of transmittal relating to the Exchange Offer, the Indenture and related documents, without any waiver, breach or amendment thereof and (ii) the continuing truth and accuracy at all relevant times of the statements made by the Company in the Prospectus, and that any such statements made “to the knowledge” or based on the belief or intention of the Company or similarly qualified are true and accurate and will continue to be true and accurate at all relevant times without such qualification.

     Based upon the foregoing, it is our opinion that the discussion in the Registration Statement, under the caption “Certain United States Federal Income Tax Considerations,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the caption “Certain United States Federal Income Tax Considerations.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation